EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO
(212) 935-8484

MEDIS TECHNOLOGIES AND QUASAR BUSINESS SOLUTIONS INC ANNOUNCE WORLDWIDE DISTRIBUTION / ECOMMERCE PARTNERSHIP AND PURCHASE ORDER

New York, NY - October 30, 2006 - Medis Technologies Ltd. (NASDAQ: MDTL) (“Medis”) and Quasar Business Solutions Inc, a provider of software solutions for the enterprise market, today announced a worldwide distribution and ecommerce partnership to market and sell the Medis 24/7 Fuel Cell Power Pack to the Business to Business (B2B), Business to Consumer (B2C) and directly to the Enterprise Market. Quasar Business Solutions Inc has placed an Initial Purchase Order with Medis for 1,000,000 units of the Medis 24/7 Power Packs as a blanket purchase order to be drawn down over a 1 year period. The Medis 24/7 Power Pack provides extended power to Cellphones, Smartphones, Pocket PC’s, MP3s, handheld gaming devices and other portable electronic devices.

Quasar is a partner of world-class vendors such as Microsoft Corp, as a “Gold Certified Partner” as well as Business Objects. Their team has implemented large scale information systems based on the Microsoft platform. Quasar Business Solutions Inc. has extended its years of experience in developing Business Intelligence products, tools and applications into the newest technologies on the Microsoft Business Intelligence framework including Windows Mobile powered Smartphones & Pocket PC’s.

“Providing mobility solutions is a major focus for us at Quasar, and we are very excited to have the opportunity to launch the Medis 24/7 Power Pack in the Enterprise Market,” said Michael J More O’Ferrall, CEO of Quasar Business Solutions Inc. “The Medis 24/7 Power Pack is highly synergistic with the existing requirements of our customers that want to have access to corporate information on the go. By its unique ability to provide extended runtimes, wherever and whenever our customers need it, we believe our customers will benefit through increased productivity.”

“We are delighted to be able to join forces with such an innovative company as Quasar,” said Robert K. Lifton, Chairman & CEO of Medis Technologies. “In view of their broad Enterprise customer base and the commitment Quasar has made to the Medis 24/7 Power Pack, we believe that Quasar will be able to broadly place power packs in the hands of mobile users and dealers throughout the world. We are also pleased that Quasar will be working with us on an ecommerce solution to support Business to Business and Business to Consumer. This will streamline our marketing and distribution capability and allow for ease of ordering for those businesses and consumers wishing to purchase the Medis 24/7 Power Packs through the Internet or Internal Corporate Ordering Databases.”

About Quasar Business Solutions Inc
As a trusted partner of BI leaders, Quasar provides innovative business intelligence solutions to a long list of clients throughout North America, helping them to reduce their reporting costs, improve their profitability, and increase their accountability. Our team - empowered by our flexible corporate culture - has implemented some of the largest information solutions ever developed. Visit us at http://www.quasarinc.com.

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.
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